Exhibit 99.1

LANDCADIA HOLDINGS, INC. COMPLETES ACQUISITION OF WAITR INCORPORATED

Landcadia Holdings, Inc. changes name to Waitr Holdings Inc.

Combined Company will trade on the Nasdaq Stock Market

LAKE CHARLES, LA, November 15, 2018 -- Landcadia Holdings, Inc. (Nasdaq: LCA) (“Landcadia”), a publicly-traded special purpose acquisition company, and Waitr Incorporated (“Waitr”), a fast growing restaurant platform for online ordering and secondary on-demand food delivery, announced today that they have completed their previously announced business combination under which Landcadia acquired Waitr for approximately $308 million in total consideration. The business combination was approved today by Landcadia’s stockholders.

Upon completion of the business combination, Landcadia changed its name to Waitr Holdings Inc. and will continue trading on the Nasdaq Stock Market under the ticker symbol “WTRH”, commencing November 16, 2018.

In connection with the business combination, Landcadia completed the previously announced $85 million financing from Luxor Capital Group, LP, consisting of a $25 million term loan facility and the issuance of $60 million of convertible notes.

Chris Meaux, founder and Chief Executive Officer of Waitr, and the rest of the Waitr executive team will continue in their respective roles for the combined company. Mr. Meaux will also serve as Chairman of the combined company’s board of directors. Tilman J. Fertitta, co-founder of Landcadia, will serve as a director of the combined company, and in such capacity, will be in a position to oversee the combined company’s growth and brand building.

Mr. Fertitta commented: “We are pleased to complete the merger with Waitr. I believe they are the best-in-class, on-demand food ordering and delivery partner for customers and restaurants. They are also positioned well to take advantage of the massive unpenetrated market for online delivery, particularly in secondary markets.”

Mr. Meaux commented: “We are excited to partner with Tilman and the Landcadia team and we believe this is a great opportunity. Our combined expertise, experience and resources, and being a publicly-traded company will further enable us to accelerate our growth in the markets we currently serve, expand into new markets and take advantage of potential opportunistic acquisitions.”

Jefferies LLC served as financial, lead capital markets advisor and placement agent to Landcadia, Deutsche Bank Securities Inc. served as capital markets advisor to Landcadia and Winston & Strawn LLP acted as legal counsel to Landcadia. Wells Fargo Securities, LLC served as financial advisor to Waitr and Cara Stone, LLP acted as legal advisor to Waitr.

About Landcadia Holdings, Inc.

Landcadia Holdings, Inc. was a blank check company formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses.

About Waitr

Founded in 2013 and based in Lake Charles, Louisiana, Waitr is a leader in on-demand food ordering and delivery in the Southeast U.S. Its platform connects local restaurants to hungry diners in underserved markets in America’s heartland. Waitr is the most convenient way to discover, order and receive great food from the best local restaurants and national chains. As of September 30, 2018, Waitr had over 7,700 restaurant partners in over 235 cities in the Southeast U.S.

About Luxor Capital Group, LP

Luxor Capital Group, LP (“Luxor”) is a multi-billion dollar investment fund that was founded in 2002. Applying a bottom-up, fundamental approach to investing, Luxor has deep sector expertise within its focus industries, namely Internet, Software, Financials, Real Estate, Media and Energy. Luxor takes a long-term view towards investing and often works closely with the management teams of their portfolio companies. Luxor is also invested in other leading companies across the global online food ordering and delivery space.

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Landcadia’s and Waitr’s actual results may differ from their expectations, estimates and projections and consequently, you should not rely on these forward looking statements as predictions of future events. Words such as “expect,” “estimate,” “project,” “budget,” “forecast,” “anticipate,” “intend,” “plan,” “may,” “will,” “could,” “should,” “believes,” “predicts,” “potential,” “continue,” and similar expressions are intended to identify such forward-looking statements. These forward-looking statements include, without limitation, Landcadia’s and Waitr’s expectations with respect to future performance and anticipated financial impacts of the business combination. These forward-looking statements involve significant risks and uncertainties that could cause the actual results to differ materially from the expected results. Most of these factors are outside Landcadia’s and Waitr’s control and are difficult to predict. Factors that may cause such differences include, but are not limited to: (1) the outcome of any legal proceedings that may be instituted against Landcadia and Waitr in connection with the business combination and the transactions contemplated therein; (2) the inability to obtain or maintain the listing of the combined company’s common stock on the Nasdaq Stock Market following the business combination; (3) the risk that the business combination disrupts current plans and operations as a result of the announcement and consummation of the business combination; (4) the ability to recognize the anticipated benefits of the business combination, which may be affected by, among other things, competition, the ability of the combined company to grow and manage growth profitably and the combined company’s ability to retain its key employees; (5) costs related to the business combination; (6) changes in applicable laws or regulations; (7) the possibility that Waitr or the combined company may be adversely affected by other economic, business, and/or competitive factors; and (8) other risks and uncertainties indicated from time to time in the proxy statement filed by Landcadia with the Securities and Exchange Commission (SEC) relating to the business combination, including those under “Risk Factors” therein, and in Landcadia’s other filings with the SEC. The foregoing list of factors is not exclusive, and readers should not place undue reliance upon any forward-looking statements, which speak only as of the date made. Waitr Holdings Inc. does not undertake or accept any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements to reflect any change in its expectations or any change in events, conditions or circumstances on which any such statement is based.

Contacts:
Investors

Dara Dierks

646-277-1212

Dara.Dierks@icrinc.com

Media

Jim Furrer/Kate Ottavio Kent

646-677-1808/203-682-8276

Jim.Furrer@icrinc.com/Kate.OttavioKent@icrinc.com